Exhibit 10.3

EXECUTION VERSION

GUARANTY

dated as of March 3, 2017

made by

REGENERON PHARMACEUTICALS, INC.,
as Parent Guarantor,

and

The Subsidiary Guarantors party hereto from time to time

GUARANTY

THIS GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of March 3, 2017, is made by (i) REGENERON PHARMACEUTICALS, INC., a New York corporation (the “Parent Guarantor”), (ii) each of the undersigned Subsidiaries (as hereinafter defined) of the Parent Guarantor (the “Initial Subsidiary Guarantors” and together with Parent Guarantor, the “Initial Guarantors”) and (iii) any additional Subsidiaries of the Parent Guarantor which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I (collectively with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors” and together with Parent Guarantor, the “Guarantors”) in favor of (a) each Participant (as hereinafter defined) and (b) the Administrative Agent (as hereinafter defined), for the benefit of itself and the other Beneficiaries (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Old Saw Mill Holdings LLC, a New York limited liability company, as Lessee (together with its successors and permitted assigns, in its capacity as Lessee, “Lessee”), BA Leasing BSC LLC, a Delaware limited liability company, as Lessor (together with its successors and permitted assigns, in its capacity as Lessor, “Lessor”), the Lenders party thereto and Bank of America, N.A., not in its individual capacity, except as expressly stated therein, but solely as Administrative Agent (together with its successors and permitted assigns, in its capacity as Administrative Agent, the “Administrative Agent”) have entered into that certain Participation Agreement, dated as of March 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Participation Agreement”; unless otherwise defined herein or the context hereof otherwise requires, terms which are defined or defined by reference in the Participation Agreement shall have the same meanings when used herein as such terms have therein); and

WHEREAS, it is a condition precedent to the consummation by the Participants (as hereinafter defined) of the Overall Transaction to be consummated on the Document Closing Date that the Initial Guarantors execute and deliver this Guaranty; and

WHEREAS, each Subsidiary Guarantor is an affiliate of Lessee, and Lessee and each Subsidiary Guarantor is a direct or indirect wholly-owned Subsidiary of Parent Guarantor and it is in the best interests of Parent Guarantor and each Subsidiary Guarantor that the Overall Transaction and the Document Closing Date occur;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by each Guarantor, each Guarantor hereby agrees as follows:

Section 1.                    Guarantee.  Each Guarantor, jointly and severally, hereby irrevocably and unconditionally guarantees to (i) each Participant, for the benefit of itself and its Related Parties that are Beneficiaries (as hereinafter defined), and (ii) the Administrative Agent, for the benefit of itself and the other Beneficiaries (a) the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, and (b) the full and prompt performance when due of all of the Liabilities (as hereinafter defined) (or, in the case of such guarantee to each Participant, all of the Liabilities owed to such Participant and its Related Parties that are Beneficiaries), including, interest or yield on any such Liabilities, whether accruing before or after any bankruptcy or insolvency case or proceeding involving Lessee or any other Person, and, if interest or yield on any portion of such obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, including such interest and yield as would have accrued on any such portion of such obligations if such case or proceeding had not commenced.  Each Guarantor further agrees to pay all expenses (including reasonable attorneys’ fees actually incurred and legal expenses) paid or incurred by any Beneficiary in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Guaranty, subject to the limitations set forth in Section 15.17 of the Participation Agreement (including with respect to attorneys’ fees).  The term “Beneficiaries,” as used herein, shall mean each of Lessor, Administrative Agent, each other Participant and each other Indemnitee.  The term “Liabilities,” as used herein, shall mean all of the following, in each case howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due:  all Rent (including, but not limited to Basic Rent and Supplemental Rent), Lease Balance, Purchase Amount, Sale Option Recourse Amount, indemnities and all additional amounts and other sums at any time due and owing, and required to be paid, in each case of the foregoing, by Lessee under the terms of the Lease, the Participation Agreement or any other Operative Document and all other obligations, covenants and agreements to be performed by Lessee under the Lease, the Participation Agreement or any other Operative Document (whether or not Lessee, any Guarantor or any other Person shall be relieved or released from any or all liability or obligations under any thereof, except on account of the full and indefeasible payment and performance of all Liabilities).

In any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or any other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Guaranty, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

Each Guarantor agrees that upon the occurrence of an Event of Default described in Section 16.1(h) or (i) of the Lease, the Guarantors will pay to the Administrative Agent, for the benefit of the Beneficiaries, forthwith the full amount which would be payable hereunder by the Guarantors as if all Liabilities were then due and payable.

This Guaranty shall in all respects be an absolute and unconditional guaranty of payment and performance (and not of collection), and shall remain in full force and effect until the full and indefeasible payment and performance of all of the Liabilities and Guarantors’ obligations hereunder (notwithstanding, without limitation, the dissolution of Guarantors).  The liability of Guarantors hereunder may be enforced without the Beneficiaries being required to resort to any other right, remedy or security; provided that any such enforcement shall be subject to any applicable grace or notice and cure period and shall be in accordance with Section 5.2 of the Loan Agreement and 16.2 of the Lease; provided, further, that, if an Acceleration has not occurred and a Payment Default exists under clause (ii) of such definition with respect to amounts owed to any Participant or its Related Parties that are Beneficiaries (other than a Payment Default with respect to (x) Basic Rent or (y) amounts owed to all Lenders or all Participants), then such Participant may demand payment hereunder for such amounts.

The obligations of Guarantor are independent of any obligations of Lessor, Administrative Agent, any Participant or any other Person under any of the Operative Documents.  Each and every Event of Default under any of the Operative Documents with respect to the Liabilities shall give rise to a separate claim and cause of action hereunder, and separate claims or suits may be made and brought, as the case may be, hereunder as each such Event of Default occurs (subject to the provisos at the end of the immediately preceding paragraph).

Lessor and/or Administrative Agent on behalf of itself and the Beneficiaries may, from time to time at its discretion and without notice to any Guarantor, but subject to the provisions of the Operative Documents, take any or all of the following actions:  (a) retain or obtain a lien upon or a security interest in any property to secure any of the Liabilities or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to the Guarantors, with respect to any of the Liabilities; (c) extend or renew for one or more periods (regardless of whether longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any Guarantor hereunder or any obligation of any nature of any other obligor with respect to any of the Liabilities (including, without limitation, Lessee); (d) release or fail to perfect its lien upon or security interest in, or impair, surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (regardless of whether longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to any Guarantor for payment of any of the Liabilities, regardless of whether Lessor, any Lender or any other Person shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities (all of the actions referred to in this paragraph being hereby expressly waived by each Guarantor).

Notwithstanding anything to the contrary herein, amounts paid or collected under this Guaranty shall be subject to Section 5.3 of the Participation Agreement, except to the extent otherwise expressly provided in any other applicable provision of the Participation Agreement.

Section 2.                    Guarantor’s Obligations Unconditional.  Guarantors’ obligations hereunder are independent of Lessee’s obligations under the Lease and the other Operative Documents or in respect of any other Person, and the Administrative Agent, for the benefit of the Beneficiaries, may enforce any of its rights hereunder independently of any other right or remedy that it or any other Beneficiary may at any time hold with respect to the Liabilities or any security or other guaranty therefor.  Such obligations shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction (other than deductions or withholdings in respect of Taxes that are permitted by the Operative Documents), diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and indefeasible payment and performance of all of the Liabilities), whether based upon any claim that Lessee, Guarantor or any other Person may have against any Beneficiary or any other Person or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17) (whether or not any Guarantor or any other Person shall have any knowledge or notice thereof) including, without limitation, any of the following:

(A)                         subject to the terms of the Lease and the other Operative Documents, any amendment, modification, addition, deletion, supplement or renewal to or of or other change in the Liabilities or any Operative Document or any of the agreements referred to in any thereof, or any other instrument or agreement applicable to any Operative Document or any of the parties to such agreements, or to the Leased Property, or any assignment, mortgage or transfer thereof or of any interest therein, or any furnishing or acceptance of additional security for, guaranty of or right of offset with respect to, any of the Liabilities; or the failure of any security or the failure of any Beneficiary to perfect or insure any interest in any collateral;

(B)                         any failure, omission or delay on the part of Lessee, any Beneficiary or any other Guarantor to conform or comply with any term of any instrument or agreement referred to in clause (A) above;

(C)                         any waiver, consent, extension, indulgence, compromise, release or other action or inaction under or in respect of any instrument, agreement, guaranty, right of offset or security referred to in clause (A) above or any obligation or liability of Lessee or any Beneficiary or any other Person, or any exercise or non-exercise by any Beneficiary or any other Person of any right, remedy, power or privilege under or in respect of any such instrument, agreement, guaranty, right of offset or security or any such obligation or liability;

(D)                         any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Lessee, any Beneficiary, any Guarantor or any other guarantor or obligor of any Liabilities or any of their respective properties, or any action taken by any trustee, receiver or court in any such proceeding;

(E)                         subject to Sections 15.15 and 15.16 of the Participation Agreement, any limitation on the liability or obligations of any Person (including, without limitation, Lessee) under any Operative Document, the Liabilities, any collateral security for the Liabilities, any other guaranty of the Liabilities or any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the foregoing or any other agreement, instrument, guaranty or security referred to in clause (A) above or any term of any thereof (other than any such discharge, termination or cancellation as a result of full and indefeasible payment and performance of all of the Liabilities);

(F)                         any defect in the title, compliance with specifications, condition, design, operation or fitness for use of, or any damage to or loss or destruction of, or any interruption or cessation in the use of the Leased Property by Lessee or any other Person for any reason whatsoever (including, without limitation, any governmental prohibition or restriction, condemnation, requisition, seizure or any other act on the part of any governmental or military authority, or any act of God or of the public enemy) regardless of the duration thereof (even though such duration would otherwise constitute a frustration of a lease), whether or not resulting from accident and whether or not without fault on the part of Lessee or any other Person;

(G)                         any merger or consolidation of Lessee or any Guarantor into or with any other Person, or any sale, lease or transfer of any of the assets of Lessee or any Guarantor to any other Person, except as otherwise expressly provided by Section 17;

(H)                        any change in the ownership of any shares of capital stock of Lessee or any Guarantor or any corporate change in Lessee or any Guarantor, except as otherwise expressly provided by Section 17;

(I)                        any recovery of judgment against Lessee, or by any levy of any writ or process of execution under any such judgment (except to the extent such recovery indefeasibly reduces the Liabilities);

(J)                         any legal characterization of the obligations created by the Lease and the other Operative Documents as a lease, a secured financing or otherwise;

(K)                         absence of any notice to, or knowledge of, Guarantors of the existence or occurrence of any of the foregoing clauses (A) through (J); or

(L)                         any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, and any other circumstance that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against the Guarantors (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17).

The obligations of the Guarantors set forth herein constitute the full recourse obligations of the Guarantors enforceable against them on a joint and several basis to the full extent of all their respective assets and properties, notwithstanding any provision in the Lease or any other Operative Documents.

Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Liabilities and notice of or proof of reliance by any Beneficiary upon this Guaranty or acceptance of this Guaranty, and the Liabilities, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; provided that the foregoing shall not constitute a waiver of any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents.  Each Guarantor unconditionally waives, to the extent permitted by law:  (a) acceptance of this Guaranty and proof of reliance by any Beneficiary hereon; (b) notice of any of the matters referred to in clauses (A) through (L) above (other than any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents), or any right to consent or assent to any thereof (except to the extent the consent of such Guarantor with respect thereto is specifically required under any of the Operative Documents); (c) all notices that may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment, protest, proof or notice of nonpayment under any Operative Document, and notice of default or any failure on the part of Lessee to perform and comply with any covenant, agreement, term or condition of any Operative Document (in any such case, other than any notice specifically required to be given to such Guarantor by any Beneficiary under any of the Operative Documents); (d) any right to the enforcement, assertion or exercise against Lessee of any right, power, privilege or remedy conferred in any Operative Document or otherwise; (e) any requirement of diligence on the part of any Person; (f) any requirement of any Beneficiary to take any action whatsoever, to exhaust any remedies or to mitigate the damages resulting from a default by any Person under any Operative Document; (g) any notice of any sale, transfer or other disposition by any Person of any right under, title to or interest in any Operative Document or the Leased Property; and (h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against any Guarantor (other than full and indefeasible payment and performance of all of the Liabilities or as otherwise expressly permitted by Section 17).

Each Guarantor agrees that this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment under any Operative Document by or on behalf of itself or Lessee is rescinded or must be otherwise disgorged or restored by any Beneficiary whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Each Guarantor further agrees that, without limiting the generality of this Guaranty, if an Event of Default shall have occurred and be continuing and any Beneficiary is prevented by Applicable Law from exercising its remedies under the Operative Documents, the Administrative Agent shall be entitled to receive hereunder from Guarantors, upon demand therefor, the sums which would have otherwise been due from Lessee to any such Beneficiary had such remedies been exercised.

Notwithstanding anything to the contrary herein, nothing contained in this Section 2 shall (i) prevent the assertion by any Guarantor or Lessee of any claim such Person may have against any Beneficiary by separate suit or proceedings or by compulsory counterclaim or (ii) constitute a waiver of any such claim, including, without limitation, any such claim arising from any breach or non-compliance by any Beneficiary of any Operative Document or any term of any instrument or agreement referred to in clause (A) of the first paragraph of this Section 2.

Section 3.                    Subordination of Subrogation.  Until full and indefeasible payment and performance of all of the Liabilities or the termination of this Guaranty pursuant to Section 17(d), no Guarantor will exercise any rights with respect to any claim or other rights which it may now or hereafter acquire against Lessee arising from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Operative Document, including any right of subrogation, reimbursement, contribution, exoneration, or indemnification, any right to participate in any claim or remedy of any Beneficiary against Lessee or any property or assets now or hereafter constituting part of the Collateral, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from Lessee directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights (other than to file proofs of claims only if the obligation owing to each Beneficiary hereunder has been fully satisfied).  If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Liabilities shall not have been indefeasibly paid in cash or this Guaranty terminated pursuant to Section 17(d), such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for, the Administrative Agent, for the benefit of the Beneficiaries, and shall forthwith be paid to the Administrative Agent to be credited and applied pursuant to the terms of the Operative Documents. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Operative Documents and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.

Each Guarantor hereby absolutely, unconditionally and irrevocably waives and agrees not to assert or take advantage of any defense based upon an election of remedies by any Beneficiary, including an election to proceed by nonjudicial rather than judicial foreclosure, which destroys or impairs any right of subrogation of such Guarantor or the right of such Guarantor to proceed against any Person for reimbursement, or both.

If all the Liabilities shall be paid indefeasibly in full or performed, Lessee, Lessor, Administrative Agent and/or the Lenders, as the case may be, will, at Guarantors’ request and expense, execute and deliver to Guarantors appropriate documents, without recourse and without warranty or representation, necessary to evidence the transfer by subrogation to Guarantors of an interest in the Liabilities resulting from such payment by Guarantors.

Section 4.                    Reasonableness and Effect of Waivers.  Each Guarantor warrants and agrees that each of the waivers set forth in this Guaranty is made with full knowledge of its significance and consequences and that, under the circumstances, the waivers are reasonable and not contrary to public policy or law.  If any of such waivers are determined to be contrary to any Applicable Law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

Section 5.                    Transfers by Beneficiaries.  Each Beneficiary may, from time to time, whether before or after any discontinuance of this Guaranty, at its sole discretion and without notice to Guarantors, assign or transfer any or all of its portion of the Liabilities or any interest therein in accordance with the terms and conditions of the Operative Documents; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Guaranty, and each and every immediate and successive permitted assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of such assignee’s or transferee’s interest in the Liabilities, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were such Beneficiary.

Section 6.                    No Waiver by Beneficiaries.  No delay in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Guaranty shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.  Each Guarantor hereby acknowledges that there are no conditions to the effectiveness of this Guaranty, other than the occurrence of the Document Closing Date.

Section 7.                    Guarantor Representations and Warranties.  Parent Guarantor, on behalf of itself and its Subsidiaries, and as applicable, each Subsidiary Guarantor (as to itself), represents and warrants to the Administrative Agent and each of the Participants as of the Document Closing Date, other than with respect to Disclosed Matters, that:

(a) Organization; Powers; Subsidiaries.  Each Guarantor and its Material Subsidiaries is duly organized or incorporated, as the case may be, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to carry on its business as now conducted and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (to the extent the concept is applicable in such jurisdiction) is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification.  Schedule 7(a) hereto identifies each Subsidiary as of the Document Closing Date, noting whether such Subsidiary is a Material Domestic Subsidiary and/or a Material Subsidiary as of the Document Closing Date, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent Guarantor and the other Subsidiaries and, if such percentage is not 100% (excluding (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of the Lessee and each Material Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 7(a) as owned by the Parent Guarantor or another Subsidiary are owned, beneficially and of record, by the Parent Guarantor or any Subsidiary free and clear of all Liens, other than Liens permitted pursuant to Section 9(b).  Except for Disclosed Matters or as set forth on Schedule 7(a), as of the Document Closing Date, there are no outstanding commitments or other obligations of the Parent Guarantor, Lessee or any Material Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of Lessee or any Material Subsidiary.

(b)                     Authorization; Enforceability.  The Operative Documents are within each Guarantor’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Operative Documents to which any Guarantor is a party have been duly executed and delivered by such Guarantor and constitute a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other laws affecting creditors’ rights generally, (ii) general principles of equity, regardless of whether considered in a proceeding in equity or at law and (iii) requirements of reasonableness, good faith and fair dealing.

(c)                                Governmental Approvals; No Conflicts.  The execution, delivery and performance by each Guarantor of the Operative Documents to which such Guarantor is a party (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required, obtained or made and are, or will be by the time required, in full force and effect, (ii) will not violate in any material respect any applicable material law or regulation or the charter, by-laws or other organizational documents of such Guarantor or any material order of any Governmental Authority binding upon any Guarantor or its assets, (iii) will not violate in any material respect or result in a default under any indenture, material agreement or other material instrument binding upon such Guarantor or any of its Material Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Guarantor or any of its Material Subsidiaries, except, in the case of this clause (iii), for any such violations, defaults or rights that could not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of such Guarantor or any of its Material Subsidiaries, other than Permitted Liens and requirements (if any) to provide cash collateral or deposits under any of the Operative Documents.

(d)                     Financial Condition; No Material Adverse Change.  (i) The Parent Guarantor has heretofore furnished to the Participants its consolidated balance sheet and statements of operations, stockholders equity and cash flows as of and for the fiscal quarter ended September 30, 2016.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(ii)                                               As of the Document Closing Date and excluding any Disclosed Matters, since September 30, 2016, there has been no material adverse change in the business, assets, operations or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole.

(e)                                Properties.                                    (i) Except for Liens permitted pursuant to Section 9(b), each of the Parent Guarantor and its Subsidiaries (including the Lessee) has good title to, or (to the knowledge of the Parent Guarantor) valid leasehold interests in, all its real and personal property (other than intellectual property, which is subject to Section 7(e)(ii)) material to its business, except as could not reasonably be expected to result in a Material Adverse Effect.

(ii)                                               Except for Disclosed Matters or as could not reasonably be expected to result in a Material Adverse Effect, (A) each of the Parent Guarantor and its Subsidiaries

(including the Lessee) owns or is licensed to use (subject to the knowledge-qualified infringement representation in this Section 7(e)) all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and (B) the use thereof by the Parent Guarantor and its Subsidiaries (including the Lessee), to the Parent Guarantor’s knowledge, does not infringe upon the rights of any other Person.

(f)                               Litigation; Environmental Matters.  (i)  As of the Document Closing Date and except for Disclosed Matters, there are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor, threatened in writing against or affecting the Parent Guarantor or any of its Subsidiaries (including the Lessee) (A) that could reasonably be expected to result in a Material Adverse Effect or (B) that involve this Guaranty, the Operative Documents or the Overall Transaction.

(ii)                                 Except with respect to Disclosed Matters and other matters that could not reasonably be expected to result in a Material Adverse Effect (and other than with respect to the Site or Leased Property, which is subject to Section 7(p)), the Parent Guarantor and its Subsidiaries (including the Lessee) (A) are in compliance with all applicable Environmental Laws (which compliance includes possession of and compliance with all permits, licenses or other approvals required under applicable Environmental Laws), (B) are not subject to any Environmental Liability or (C) have not received written notice of any claim with respect to any Environmental Liability.

(g)                                Compliance with Laws.  Each of the Parent Guarantor and its Subsidiaries (including the Lessee) is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except (i) for Disclosed Matters or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)                               Investment Company Status.  Neither the Parent Guarantor nor any of its Subsidiaries (including the Lessee) is required to be registered as an “investment company” as defined in the Investment Company Act or subject to regulation as an “investment company” thereunder.

(i)                                     Taxes.  Each of the Parent Guarantor and its Subsidiaries (including the Lessee) has timely filed or caused to be filed all federal income Tax returns and all other material Tax returns and reports required to have been filed by it and has paid, caused to be paid or made a provision for the payment of, all federal income Taxes and all other material Taxes required to have been paid by it, except (A) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor and/or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (B) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(j)                                ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(k)                               Disclosure.  All written information (including the information set forth in the Information Memorandum) and all information that is formally presented at a general meeting (which may be a telephonic meeting) of the Lenders, other than any projections, estimates, forecasts and other forward-looking information and information of a general economic or industry-specific nature furnished by or on behalf of the Parent Guarantor or any Subsidiary to the Lessor or Administrative Agent or any other Participant pursuant to or in connection with this Guaranty or any other Operative Document, when taken as a whole and after giving effect to all supplements and updates thereto, does not (when furnished) contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading (when taken as a whole) in light of the circumstances under which such statements are made; provided that, with respect to forecasts or projections, each Guarantor represents only that such information was prepared in good faith based upon assumptions believed by the Parent Guarantor to be reasonable at the time prepared (it being understood by the Lessor, the Administrative Agent and the other Participants that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Guarantor, the Lessee or their respective Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

(l)                                Federal Reserve Regulations.  No part of the proceeds of the Advance have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the F.R.S. Board, including Regulations T, U and X of the F.R.S. Board.

(m)                               No Default.  As of the Document Closing Date, no Default, Event of Default, Event of Loss, Specified Significant Environmental Event or Specified Material Environmental Violation has occurred and is continuing.

(n)                               Anti-Corruption Laws and Sanctions.  The Parent Guarantor has implemented and maintains in effect policies and is implementing procedures reasonably designed to achieve compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent Guarantor, its Subsidiaries and their respective officers and employees and to the knowledge of the Parent Guarantor its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Parent Guarantor, any Subsidiary or to the knowledge of the Parent Guarantor or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Guarantor, any agent of the Parent Guarantor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No use of proceeds or Overall Transaction will violate any Anti-Corruption Law or applicable Sanctions.

(o)                         Appraisal Data. As of the Document Closing Date, to the Parent Guarantor’s knowledge, the written information (other than any projections, estimates, forecasts and other forward looking information and information of a general economic or industry specific nature) provided by Parent Guarantor or any of its Subsidiaries to the Appraiser and forming the basis for the conclusions set forth in the Appraisal, when taken as a whole and after giving effect to all supplements and updates thereto, was true and correct in all material respects as of the Document Closing Date and did not omit any factual information known and available to the Parent Guarantor or its Subsidiaries necessary to make the information so provided (when taken as a whole and after giving effect to all supplements and updates thereto) not materially misleading in light of the circumstances under which such information was provided; provided that, with respect to written forecasts or projections (if any) so provided to the Appraiser and forming the basis for the conclusions set forth in the Appraisal, the Parent Guarantor represents only that such information was prepared in good faith based upon assumptions believed by the Parent Guarantor to be reasonable at the time prepared (it being understood by the Lessor, the Administrative Agent and the other Participants that any such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent Guarantor, the Lessee or their respective Subsidiaries, that no assurances can be given that such projections will be realized and that actual results may differ materially from such projections).

(p)                         Environmental Condition of the Site. Except as set forth in the Environmental Audit described in Section 6.1(vi) of the Participation Agreement or as could not reasonably be expected to result in a Material Adverse Effect:

(i)                          neither the Parent Guarantor nor the Lessee has received any written notice of, or written inquiry from any Governmental Authority regarding, any Environmental Claim or any violation or non-compliance with Environmental Laws with regard to the Site;

(ii)                          neither the Parent Guarantor nor the Lessee has stored, released or transported any Hazardous Substances on the Leased Property or the Site in violation of Environmental Laws;

(iii)                           the Site does not contain any Hazardous Substance at, on or under the Site in amounts or concentrations that constitute a violation of Environmental Laws; and

(iv)                         Parent Guarantor or Lessee has obtained all Governmental Approvals relating to the Site which are required of it under all Environmental Laws.

(q)                               Purchase Agreement and Related Matters.  Parent Guarantor and/or Lessee has performed all obligations of “Buyer” under the Purchase Agreement which are required to be performed by “Buyer” immediately prior to the assignment thereof to Lessor.  The only obligations of Lessor that remain to be performed under the Purchase Agreement in accordance with such assignment are the payment of the remaining amount of the purchase price due thereunder as of the Document Closing Date (which will be paid by the Advance) (without giving effect to any post-closing adjustments, if any, pursuant to Sections 5.3 and 5.4 of the Purchase Agreement).  None of Parent Guarantor, Lessee or their respective agents, consultants, contractors and subcontractors has caused any material claims, costs, losses, liabilities, damages or expenses arising out of or resulting from entry on the Site or otherwise, which are subject to

Lessor’s indemnity obligations under Section 4.4.1(b) of the Purchase Agreement (except to the extent the Lessee has indemnified the Lessor pursuant to the Operative Documents).  There exist no obligations or liabilities of Lessor under the Purchase Agreement or the Assignment of Purchase Agreement which are not obligations required to be performed by Lessee or the Parent Guarantor (other than the payment of the purchase price due thereunder).

(r)                                Patents, Trademarks.  There are no material patents, patent rights, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Leased Property that are necessary for the operation of the Leased Property by the Lessee, except to the extent that the Lessee has rights in respect thereof without material payment of royalties or other material licensing payments, which rights may be freely leased, licensed or otherwise provided to Lessor or any successor owner, lessee, user or operator of the Leased Property pursuant to the Operative Documents.

(s)                         No Transfer Taxes.  All sales, use, excise, transfer or other similar tax, fee or imposition required to be paid as of the Document Closing Date by the Lessee or any Guarantor pursuant to any of the Operative Documents upon the acquisition by the Lessor of the Leased Property and on the lease of the Leased Property to the Lessee will have been paid by or on behalf of the Parent Guarantor or the Lessee (or provision for the payment thereof shall have been made) or such transactions will then be exempt from any such taxes, fees or impositions.

(t)                         Title to Leased Property.  On the Document Closing Date, the Lessor shall have good and recorded title in fee simple estate to the Leased Property, free and clear of all Liens other than Permitted Liens.

(u)                         Creation of Liens.  (i) The Lease and the Assignment of Leases will create a valid and, and when the UCC Financing Statements and other filings and recordings described in Schedule 6.1(xi) to the Participation Agreement have been made, first priority (subject only to Permitted Liens) perfected Lien in favor of the Lessor or Administrative Agent, as applicable, in the Lessee’s rights, title and interest in and to the Leased Property and the other Collateral described in the Assignment of Leases, as applicable, and (ii) no filing, recording, registration or notice with, or payment of any fees to, any federal or state Governmental Authority will be necessary to create or perfect such Lien in favor of the Lessor or Administrative Agent, as applicable, except as have been, or will be by the time required pursuant to the Operative Documents, obtained or made or arrangements made for the foregoing in accordance with the applicable terms of the Operative Documents (or in the case of fees, paid or provision for the payment thereof shall have been made), in any such case, to the extent perfection can be obtained by filing or recording UCC financing statements, mortgages or similar instruments.

(v)                         Applicable Law.  The Facility and the Site are in compliance in all material respects with all Applicable Laws and Insurance Requirements, and any present use and presently anticipated future use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply in all material respects with all Applicable Laws, in any such case, except where any such noncompliance individually or in the aggregate could not reasonably be expected to have a material adverse effect on Lessee’s ability to perform its material obligations under the Operative Documents.  Except as could not reasonably be expected to have a Material

Adverse Effect, no notices, complaints or orders of violation or noncompliance or liability have been issued to the Parent Guarantor or the Lessee or, to the best of the Parent Guarantor’s knowledge, threatened by any Person with respect to the Leased Property or the present or intended future use thereof, and the Parent Guarantor is not aware of any circumstances which could give rise to the issuance of any such notices, complaints or orders.

(w)                          Condition.  Adequate utility facilities are available to the Leased Property over dedicated and accepted public streets and rights of way or valid easements that run with the land.  As of the Document Closing Date, no fire or other Casualty with respect to the Leased Property has occurred which has had a Material Adverse Effect.  Adequate ingress and egress to and from the Leased Property is available over dedicated and accepted public streets and rights- of-way or valid easements that run with the land.  With respect to the Leased Property, all material licenses, permits and approvals (including, without limitation, material building and environmental permits, licenses, approvals, authorizations and consents) necessary and required for the use and operation of the Leased Property have been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be.

(x)                         Flood Hazard Areas.  If the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, flood insurance has been obtained by Lessee in accordance with the National Flood Insurance Act of 1968, as amended.

(y)                         No Prohibited Transactions.  None of the transactions contemplated by the Operative Documents will constitute a prohibited transaction within the meaning of Section 4975(c)(1)(A) through (D) of the Code.

Section 8.                                    Guarantor Affirmative Covenants.  The Parent Guarantor shall comply with the following covenants until all Liabilities have been paid in full:

(a)                               Financial Statements and Other Information.  The Parent Guarantor will furnish to the Administrative Agent for distribution to each Participant:

(i)                                     within ninety (90) days after the end of each fiscal year of the Parent Guarantor, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP consistently applied, with such audited balance sheet and related consolidated financial statements reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(ii)                                  within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter and the period commencing at the beginning of such fiscal year and ending with such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified on behalf of the Parent Guarantor by a Responsible Officer of the Parent Guarantor as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)                               concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Responsible Officer of the Parent Guarantor delivered on behalf of the Parent Guarantor, (A) certifying as to whether, to the knowledge of such Responsible Officer, a Default has occurred and is continuing and, if a Default has occurred that is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Sections 9(f) and (g), and (C) to the extent that any change in GAAP or application thereof has a material impact on the financial statements accompanying such certificate and such change and impact has not been noted in such financial statements, stating whether any such change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 6.1(xviii) of the Participation Agreement and, if any such change has occurred, specifying the effect of such change on such financial statements accompanying such certificate;

(iv)                              promptly after the same become publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements (A) filed by the Parent Guarantor with the SEC (or any Governmental Authority succeeding to any or all of the functions of the SEC) or with any national securities exchange, or (B) distributed by the Parent Guarantor to its shareholders generally, as the case may be;

(v)                                 promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(vi)                              promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Guarantor, Lessee or any Subsidiary, or compliance with the terms of the Participation Agreement, as the Administrative Agent or by any Lender (acting through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to clauses (i), (ii) and (iv) of this Section 8(a) (1) may be delivered electronically and (2) shall be deemed to have been delivered on the date on which such documents are (A) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (B) posted or the Parent Guarantor provides a link thereto on http://www.regeneron.com or http://www.investor.regeneron.com or at another website identified in a notice from the Parent Guarantor and accessible by the Participants without charge; or (C) posted on the Parent Guarantor’s or Lessee’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(b)                               Notices of Material Events.  The Parent Guarantor will furnish to the Administrative Agent (for distribution to each Participant) written notice of the following, promptly after a Responsible Officer of the Parent Guarantor has actual knowledge thereof:

(i)                                     the occurrence of any Default;

(ii)                                  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Guarantor, Lessee or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(iii)                               the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(iv)                              any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8(b) shall be accompanied by a statement of a Responsible Officer of the Parent Guarantor setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.  Information required to be delivered pursuant to clause (ii), (iii) and (iv) of this Section 8(b) shall be deemed to have been delivered if such information, or one or more annual, quarterly, current or other reports containing such information, is (A) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (B) posted or the Parent Guarantor provides a link thereto on http://www.regeneron.com or http://www.investor.regeneron.com; or (C) posted on the Parent Guarantor’s or Lessee’s behalf on an Internet or intranet website, if any, to which the Administrative Agent and the Participants have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Information required to be delivered pursuant to this Section 8(b) may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

(c)                                Existence; Conduct of Business.  The Parent Guarantor will, and will cause each other Subsidiary Guarantor, Lessee and each of the Material Subsidiaries to, (A) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and (B) take, or cause to be taken, all reasonable actions to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of the business of the Parent Guarantor and its Subsidiaries taken as a whole and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in the case of this clause (B), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 8(c) shall not prohibit any Permitted Restructurings, merger, consolidation, disposition, liquidation, dissolution or other transaction permitted under Section 9(c).

(d)                               Payment of Taxes.  The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, pay its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor and/or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

(e)                                Maintenance of Properties; Insurance. The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, (i) keep and maintain all other tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted and except (A) pursuant to transactions permitted by Section 9(c) or (B) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain, subject to Article XIII of the Lease, in all material respects, with carriers reasonably believed by the Parent Guarantor to be financially sound and reputable insurance or through reasonable and adequate self-insurance in such amounts and against such risks and such other hazards, as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(f)                               Books and Records; Inspection Rights.  The Parent Guarantor will, and will cause each of its Material Subsidiaries and the Lessee to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with applicable law are made of all material financial dealings and transactions in relation to its business and activities and, subject to Section 8(a)(ii), in form permitting financial statements conforming with GAAP or IFRS (as applicable) to be derived therefrom.  The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, permit any representatives designated by the Lessor and/or Administrative Agent, at reasonable times upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its Responsible Officers and, provided that the Parent Guarantor or such Subsidiary is afforded the opportunity to participate in such discussion, its independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing, none of the Guarantors or Lessee shall be required to reimburse the Lessor or Administrative Agent or any of their respective representatives for fees, costs and expenses in connection with the Administrative Agent’s or the Lessor’s exercise of such rights set forth in this sentence more than one time total in any calendar year.  The Parent Guarantor acknowledges that, subject to Section 15.14 of the Participation Agreement, the Administrative Agent or

Lessor, after exercising its rights of inspection, may prepare and distribute to the Participants certain reports pertaining to the assets of the Parent Guarantor, Lessee and/or any Subsidiary for internal use by the Administrative Agent, the Lessor and the Lenders.  Notwithstanding anything to the contrary in this Section 8, neither the Parent Guarantor nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure to the Administrative Agent or Lessor (or any designated representative) is then prohibited by law, rule or regulation or any agreement binding on the Parent Guarantor or any of its Subsidiaries or (3) is subject to attorney-client or similar privilege or constitutes attorney work-product.

(g)                                Compliance with Laws.  The Parent Guarantor will, and will cause each of its Subsidiaries (including the Lessee) to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The Parent Guarantor will maintain in effect and enforce policies and is implementing and will maintain procedures reasonably designed to achieve compliance by the Parent Guarantor, its Subsidiaries (including the Lessee) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(h)                               Additional Subsidiary Guarantors.  Within forty-five (45) days (or such later date as may be agreed upon by the Required Participants) after which financial statements have been delivered pursuant to Section 8(a)(i) and any Person (other than the Lessee) qualifies as a Material Domestic Subsidiary pursuant to the definition of “Material Subsidiary” in accordance with the calculations in such financial statements, the Parent Guarantor shall provide the Administrative Agent with written notice thereof and shall cause each such Subsidiary to execute and deliver to the Administrative Agent the Guaranty (or a joinder thereto in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, the Guaranty (or joinder thereto) to be accompanied by requisite organizational resolutions, other organizational documentation and legal opinions as may be reasonably requested by the Administrative Agent (with any such opinion so requested to be in form and substance reasonably satisfactory to the Administrative Agent but, in any case, limited to the types of matters covered in the legal opinions delivered pursuant to Section 6.1 of the Participation Agreement).  Each guarantor and each borrower under the Bank Credit Agreement that is a Domestic Subsidiary (and not (x) the Lessee or (y) an Excluded Subsidiary pursuant to any of clauses (a) through (d) of the definition thereof) shall be party to this Guaranty, subject to Section 17 hereof.  Notwithstanding anything to the contrary in any Operative Document, no Excluded Subsidiary shall be required to become a Subsidiary Guarantor.

(i)                                Use of Proceeds.      The proceeds of the Advance will be used only to pay for Participant Costs.  No part of the proceeds of the Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the F.R.S. Board, including Regulations T, U and X of the F.R.S. Board.  The Parent Guarantor shall procure that its Subsidiaries (including the Lessee) and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.                                    Guarantor Negative Covenants. The Parent Guarantor shall comply with the following covenants until all Liabilities have been paid in full:

(a)                               Indebtedness.  The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)                                     [reserved];

(ii)                                  Indebtedness existing on the date hereof and set forth in Schedule 9(a) and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness);

(iii)                               Indebtedness of the Parent Guarantor to any Subsidiary and of any Subsidiary to the Parent Guarantor or any other Subsidiary;

(iv)                              Guarantees by the Parent Guarantor of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Parent Guarantor or any other Subsidiary;

(v)                                 Indebtedness of the Parent Guarantor or any Subsidiary incurred to finance the acquisition, construction, repair, replacement, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that (A) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction, repair, replacement, lease or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (v) shall not exceed $75,000,000 at any time outstanding;

(vi)                              Indebtedness of the Parent Guarantor or any Subsidiary as an account party in respect of letters of credit or bank guarantees;

(vii)                           unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(viii)                        Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(ix)                              Guarantees, surety bonds or performance bonds securing the performance of the Parent Guarantor or any of its Subsidiaries, in each case incurred or assumed in connection with an Acquisition or disposition or other acquisition of assets not prohibited hereunder;

(x)                                 Indebtedness of the Parent Guarantor or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations;

(xi)                              Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or otherwise in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(xii)                           Indebtedness in respect to judgments or awards under circumstances not giving rise to an Event of Default;

(xiii)                        Indebtedness in respect of obligations that are being contested in accordance with Section 8(d);

(xiv)                       Indebtedness consisting of (A) deferred payments or financing of insurance premiums incurred in the ordinary course of business of the Parent Guarantor or any of its Subsidiaries and (B) take or pay obligations contained in any supply agreement entered into in the ordinary course of business;

(xv)                          Indebtedness representing deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of the Parent Guarantor and its Subsidiaries incurred in the ordinary course of business or existing on the Document Closing Date;

(xvi)                       customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business;

(xvii)                    Priority Indebtedness (excluding any Indebtedness (i) that is otherwise permitted by any other clause of this Section 9(a) and (ii) to the extent secured by a Lien, that is secured by a Lien permitted by Section 9(b) (other than by clause (xix) thereof)) in an aggregate outstanding principal amount not to exceed, at the time of incurrence of any such Priority Indebtedness and when taken together with the aggregate outstanding amount of other obligations secured by a Lien pursuant to Section 9(b)(xix)(B), fifteen percent (15%) of the Parent Guarantor’s Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 8(a)(i) or Section 8(a)(ii) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 6.1(xviii) of the Participation Agreement);

(xviii)                 unsecured Indebtedness of the Parent Guarantor, the Lessee, any Subsidiary Guarantor or any Bank Credit Agreement Specified Loan Party so long as at the time of and immediately after giving effect (including giving effect on a pro forma basis) to the incurrence of such Indebtedness (A) no Default or Event of Default shall have occurred and be continuing and (B) the Parent Guarantor shall be in compliance with the financial covenants set forth in Sections 9(f) and (g);

(xix)                       other Indebtedness in an aggregate outstanding principal amount not to exceed $50,000,000;

(xx)                          Indebtedness assumed by the Parent Guarantor or any Subsidiary in connection with any Acquisition or other acquisition of any property or assets or Indebtedness of any Person that becomes a Subsidiary after the Document Closing Date in a transaction not prohibited hereby, and amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness; provided that (A) such Indebtedness is not incurred in contemplation of such acquisition and (B) the aggregate outstanding principal amount of such Indebtedness does not exceed $200,000,000;

(xxi)                       the “Obligations” (as defined in the Bank Credit Agreement) in an aggregate principal amount of up to $1,000,000,000, including any additional “Commitments” and/or “Incremental Term Loans” (as such terms are defined therein) pursuant to Section 2.20 of the Bank Credit Agreement, any “Specified Ancillary Obligations” or other defined term of similar import (as defined in the Bank Credit Agreement), and any amendments, modifications, extensions, refinancings, renewals and replacements of any such Indebtedness to the extent not resulting in the aggregate principal amount of all Indebtedness outstanding at any time pursuant to this Section 9(a)(xxi) exceeding $1,000,000,000 (other than with respect to increases pursuant to any such amendment, modification, extension, refinancing, renewal and/or replacement on account of unpaid accrued interest and premium on such Indebtedness, any committed or undrawn amounts and underwriting discounts, fees, commissions, premiums and expenses associated with such Indebtedness);

(xxii)                    Indebtedness of the Lessee or any Subsidiary incurred to develop Permitted Developed Areas, Undeveloped Areas and/or Permitted Development Projects; and

(xxiii)                 liabilities incurred in the ordinary course of business relating to the ownership and operation of the Leased Property and the routine administration of Lessee, in amounts not to exceed six percent (6%) of the principal balance of the Loans, which liabilities are not more than sixty (60) days past the date invoiced (unless being contested in good faith in accordance with the terms of this Guaranty and the other Operative Documents), are not evidenced by a note, and which amounts are normal and reasonable under the circumstance.

(b)                               Liens.  The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, create, incur, assume or permit to exist any Lien on (y) the Leased Property other than Permitted Liens or (z) any other property or asset now owned or hereafter acquired by it except:

(i)                                     Liens (if any) created pursuant to any Operative Document including with respect to any obligation to provide cash collateral;

(ii)                                  Permitted Encumbrances and Permitted Liens;

(iii)                               any Lien on any property or asset of the Parent Guarantor or any Subsidiary existing on the date hereof and set forth in Schedule 9(b) and any amendments, modifications, extensions, renewals, refinancings and replacements thereof; provided that (1) such Lien shall not apply to any other property or asset of the Parent Guarantor or any Subsidiary other than improvements thereon and proceeds from the disposition of such property or asset and (2) the amount secured or benefited thereby is not increased (other than as permitted by Section 9(a)) and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 9(a));

(iv)                              any Lien existing on any property or asset prior to the acquisition thereof by the Parent Guarantor or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary and any amendments, modifications, extensions, renewals and replacements thereof; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property) and (3) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and amendments, modifications, extensions, refinancings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than as permitted by Section 9(a));

(v)                                 Liens on fixed or capital assets (including capital leases) acquired (including as a replacement), constructed, repaired, leased or improved by the Parent Guarantor or any Subsidiary; provided that (A) such Liens secure Indebtedness or Capital Lease Obligations permitted by Section 9(a)(v), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within one hundred eighty (180) days after such acquisition or lease or the completion of such construction, replacement, repair or improvement and (C) such Liens shall not apply to any other property or assets of the Parent Guarantor or any Subsidiary other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds from the disposition of such property or assets and customary security deposits; provided that individual financings of equipment provided by one lender (or a syndicate of lenders) may be cross-collateralized to other financings of equipment provided by such lender (or syndicate);

(vi)                              Liens granted by a Subsidiary that is not a Subsidiary Guarantor in favor of the Parent Guarantor, the Lessee, a Subsidiary Guarantor or a Bank Credit Agreement Specified Loan Party in respect of Indebtedness owed by such Subsidiary to the Parent Guarantor, the Lessee, such Subsidiary Guarantor or such Bank Credit Agreement Specified Loan Party;

(vii)                           Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Parent Guarantor or any of its Subsidiaries the ordinary course of business;

(viii)                        Liens securing Indebtedness permitted hereunder to finance insurance premiums solely to the extent of such premiums;

(ix)                              statutory and common law rights of setoff and other Liens, similar rights and remedies arising as a matter of law encumbering deposits of cash, securities, commodities and other funds in favor of banks, financial institutions, other depository institutions, securities or commodities intermediaries or brokerage, and Liens of a collecting bank arising under Section 4-208 or 4-210 of the UCC in effect in the relevant jurisdiction or any similar law of any foreign jurisdiction on items in the course of collection;

(x)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xi)                              Liens on any cash earnest money deposits made by the Parent Guarantor or any of its Subsidiaries in connection with an Acquisition, including, without limitation, in connection with any letter of intent or purchase agreement relating thereto;

(xii)                           Liens in connection with the sale or transfer of any assets in a transaction permitted under Section 9(c), customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(xiii)                        Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Parent Guarantor, the Lessee, any Subsidiary Guarantor or any Bank Credit Agreement Specified Loan Party (A) in the ordinary course of business or (B) otherwise permitted hereunder other than in connection with Indebtedness;

(xiv)                       dispositions and other sales of assets permitted under Section 9(c);

(xv)                          to the extent constituting a Lien, Liens with respect to repurchase obligations in the ordinary course of business in connection with the cash management activities of the Parent Guarantor or any Subsidiary;

(xvi)                       Liens that are contractual rights of set-off (A) relating to the establishment of depositary relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (B) relating to pooled deposit or sweep accounts of Parent Guarantor or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor or any Subsidiary;

(xvii)                    any Lien (and rights of set-off) arising under Section 24 or 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (nederlandse vereniging van Banken);

(xviii)                 Liens of sellers of goods to the Parent Guarantor, any Subsidiary Guarantor and any of their respective Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(xix)                       Liens securing (A) Indebtedness described in clause (a) of the definition of Priority Indebtedness and permitted to be incurred under Section 9(a)(xvii) and (B) other obligations (excluding any Indebtedness) of the Parent Guarantor or any Subsidiary, in an aggregate outstanding amount, for the foregoing clauses (A) and (B) taken together, not to exceed, at the time such Liens are created and when taken together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 9(a)(xvii), fifteen percent (15%) of the Parent Guarantor’s Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 8(a)(i) or Section 8(a)(ii) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 6.1(xviii) of the Participation Agreement);

(xx)                          Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable thereunder, or customary deposits on reserve held by such credit card or debit card processor;

(xxi)                       pledges or deposits to secure Indebtedness permitted to be incurred under Section 9(a)(vi) so long as the aggregate principal amount of such Indebtedness so secured does not exceed $50,000,000;

(xxii)                    pledges or transfers of collateral to support bilateral mark-to-market security arrangements in respect of uncleared swap or derivative transactions;

(xxiii)                 Liens on assets of the Parent Guarantor and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness and other obligations subject to such Liens does not at any time exceed $50,000,000;

(xxiv)                Liens (if any) created pursuant to the Bank Credit Agreement with respect to any obligation to provide cash collateral in connection with any defaulting lenders thereunder, any letters of credit issued thereunder and/or extensions of credit thereunder denominated in a currency other than Dollars; and

(x)                                 Liens on Permitted Developed Areas, Undeveloped Areas and/or Permitted Development Projects and property related to any of the foregoing (other than any Collateral); provided that such Liens secure Indebtedness permitted by Section 9(a)(xxii).

(c)                                Fundamental Changes and Asset Sales.  (i) The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions, including pursuant to a Sale and Leaseback Transaction) all or substantially all of the assets of the Parent Guarantor and its Subsidiaries (taken as a whole) (whether now owned or hereafter acquired), or liquidate or dissolve, except that:

(A)                               if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Person (other than the Parent Guarantor or any of its Subsidiaries) may merge or consolidate with the Parent Guarantor or any of its Subsidiaries; provided that any such merger or consolidation involving (1) the Lessee must result in the Lessee as the surviving entity, (2) the Parent Guarantor must result in the Parent Guarantor as the surviving entity and (3) a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity;

(B)                               any Subsidiary may merge into or consolidate with the

Parent Guarantor, the Lessee, a Subsidiary Guarantor or a Bank Credit Agreement Specified Loan Party in a transaction in which the surviving entity is the Parent Guarantor, the Lessee, such Subsidiary Guarantor or such Bank Credit Agreement Specified Loan Party; provided that any such merger or consolidation involving (1) the Lessee must result in the Lessee as the surviving entity, (2) the Parent Guarantor must result in the Parent Guarantor as the surviving entity and (3) a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving entity;

(C)                               any Subsidiary that is not a Subsidiary Guarantor may merge into or consolidate with, or sell, transfer, lease or otherwise dispose of any or all of its assets to, another Subsidiary that is not a Subsidiary Guarantor;

(D)                               any Subsidiary may sell, transfer, lease or otherwise dispose of any or all of its assets to the Parent Guarantor, the Lessee, a Subsidiary Guarantor or a Bank Credit Agreement Specified Loan Party (in connection with a liquidation, winding up or dissolution or otherwise);

(E)                                any Subsidiary that is not a Subsidiary Guarantor may liquidate, wind up or dissolve (1) if the Parent Guarantor determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Parent Guarantor and is not materially disadvantageous to the Participants or (2) to the extent undertaken in good faith for the purpose of improving the overall tax efficiency of the Parent Guarantor and its Subsidiaries;

(F)                                 the Parent Guarantor and its Subsidiaries may consummate Permitted Restructurings;

(G)                               the Parent Guarantor and its Subsidiaries may enter into, terminate or modify leases, subleases, licenses and sublicenses of technology and other property (1) in the ordinary course of business, (2) between or among the Parent Guarantor, the Lessee, any Subsidiary Guarantors and any of their Subsidiaries (or any combination thereof) or (3) as permitted by Article VI of the Lease;

(H)                              the Parent Guarantor and its Subsidiaries may incur Liens permitted under Section 9(b); and

(I)                                   with respect to any rights, title or interest of the Parent Guarantor and its Subsidiaries in the Collateral and the Purchase Agreement, leases, subleases, assignments and other transfers pursuant to or permitted by the Operative Documents, including (A) the assignment of certain rights under the Purchase Agreement (including the right to take title to the Facility) pursuant to the Assignment of Purchase Agreement and (B) the assignment or other transfer by the Parent Guarantor to a directly or indirectly wholly-owned

Subsidiary as an affiliate transferee pursuant to the Operative Documents.

(ii)                                  The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, engage to any material extent in any business substantially different from businesses of the type conducted by the Parent Guarantor and its Subsidiaries (taken as a whole) on the Document Closing Date and businesses reasonably related, ancillary, similar, complementary or synergistic thereto or reasonable extensions, development or expansion thereof.

(d)                                              Restricted Payments.  The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, make, directly or indirectly, any Restricted Payment, except (i) the Parent Guarantor may pay dividends or make other Restricted Payments with respect to its Equity Interests payable solely in additional Equity Interests, (ii) the Parent Guarantor may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or with the proceeds received from the substantially concurrent issue of new Equity Interests, (iii) the Parent Guarantor may make cash payments (A) on securities convertible into or exchangeable for Equity Interests in the Parent Guarantor in accordance with their terms or (B) in lieu of the issuance of fractional Equity Interests in connection with any dividend, split or combination thereof or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent Guarantor, (iv) Subsidiaries may (A) make dividends or other distributions to their respective equityholders with respect to their Equity Interests (which distributions shall be (x) made on at least a ratable basis to any such equityholders that are Subsidiary Guarantors and (y) in the case of a Subsidiary that is not a wholly-owned Subsidiary, made on at least a ratable basis to any such equityholders that are the Parent Guarantor or a Subsidiary), (B) make other Restricted Payments to Parent Guarantor, the Lessee or any Subsidiary Guarantor (either directly or indirectly through one or more Subsidiaries that are not Subsidiary Guarantors or the Lessee), (C) other than with respect to any such distributions by a Subsidiary Guarantor, make other Restricted Payments to a Bank Credit Agreement Specified Loan Party (either directly or indirectly through one or more Subsidiaries that are not Subsidiary Guarantors or the Lessee) and (D) make any Restricted Payments that the Parent Guarantor would have otherwise been permitted to make pursuant to this Section 9(d), (v) the Parent Guarantor may make Restricted Payments (A) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent Guarantor from any future, present or former employee, officer, director or manager or consultant of the Parent Guarantor or any Subsidiary upon the death, disability, retirement or termination of employment of any such Person or (B) pursuant to and in accordance with any agreement (including any employment agreement), stock option or stock ownership plans, incentive plans or other benefit plans, in each case for future, present or former directors, officers, managers or employees of the Parent Guarantor and its Subsidiaries (including, without limitation, in respect of tax withholding or other similar tax obligation related to the foregoing) and (vi) the Parent Guarantor and its Subsidiaries may make any other Restricted Payment so long as no Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise immediately after giving effect (including giving effect on a pro forma basis) thereto and the aggregate amount of all such Restricted Payments pursuant to this clause (vi) during any fiscal year of the Parent Guarantor does not exceed $75,000,000; provided that such Dollar limitation shall not be applicable, and such Restricted Payment shall not count against such Dollar limitation, if at the time of the making of such Restricted Payment and immediately after giving effect (on a pro forma basis) thereto, the Total Leverage Ratio is equal to or less than 2.75 to 1.00.

(e)                                               Transactions with Affiliates.  The Parent Guarantor will not, and will not permit Lessee or any other Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions on terms and conditions not materially less favorable to the Parent Guarantor or such Subsidiary than could be obtained on an arm’s-length basis from a Person that is not an Affiliate for a comparable transaction, (ii) transactions between or among the Parent Guarantor and its Subsidiaries (or an entity that becomes a Subsidiary of the Parent Guarantor as a result of such transaction) (or any combination thereof), (iii) the payment of customary fees to directors of the Parent Guarantor or any of its Subsidiaries, and customary compensation, reasonable out-of-pocket expense reimbursement and indemnification (including the provision of directors and officers insurance) of, and other employment agreements and arrangements, employee benefit plans and stock incentive plans paid to, future, present or past directors, officers, managers and employees of the Parent Guarantor or any of its Subsidiaries, (iv) transactions undertaken in good faith for the purpose of improving the overall tax efficiency of the Parent Guarantor and its Subsidiaries, (v) loans, advances and other transactions to the extent permitted by the terms of this Guaranty, the Lease or the Participation Agreement, including without limitation any Restricted Payment permitted by Section 9(d) and transactions permitted by Section 9(c), (vi) issuances of Equity Interests to Affiliates and the registration rights associated therewith, (vii) any Collaboration Arrangement or any other license, sublicense, lease or sublease (A) in existence on the Document Closing Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Lenders in their capacities as such), (B) in the ordinary course of business or (C) substantially consistent with past practices, (viii) transactions with Affiliates that are Disclosed Matters, (ix) transactions pursuant to agreements in effect on the Document Closing Date (together with any amendments, restatements, extensions, replacements or other modifications thereto that are not materially adverse to the interests of the Participants in their capacities as such), (x) transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and investments in joint ventures, (xi) transactions approved by a majority of Disinterested Directors of the Parent Guarantor or of the applicable Subsidiary in good faith, (xii) any transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property disposed of, by the Parent Guarantor and its Subsidiaries is less than $2,000,000 and (xiii) subleases and assignments permitted by the Operative Documents, including Article VI of the Lease.

(f)                                                Maximum Total Leverage Ratio.  The Parent Guarantor will not permit the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2017, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis, to be greater than 3.00 to 1.00.  Notwithstanding the foregoing, the Parent Guarantor shall be permitted (such permission, the “Acquisition Holiday”) on one (1) occasion during the term of the

Participation Agreement to allow the maximum Total Leverage Ratio under this Section 9(f) to be increased to 3.50 to 1.00 for a period of four consecutive fiscal quarters in connection with an Acquisition occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Acquisition exceeds $500,000,000, so long as the Parent Guarantor is in compliance on a pro forma basis with the maximum Total Leverage Ratio of 3.50 to 1.00 on the closing date of such Acquisition immediately after giving effect to such Acquisition; provided that (x) the Parent Guarantor shall provide notice in writing to the Administrative Agent of such increase and a transaction description of such Acquisition (regarding the name of the Person or summary description of the assets being acquired and the approximate purchase price) and (y) at the end of such period of four consecutive fiscal quarters, the maximum Total Leverage Ratio permitted under this Section 9(f) shall revert to 3.00 to 1.00.

(g)                                  Minimum Interest Coverage Ratio.  The Parent Guarantor will not permit the ratio, determined as of the end of each of its fiscal quarters ending on and after March 31, 2017, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

Section 10.                             Successors and Assigns.  This Guaranty shall be binding upon each Guarantor and upon each Guarantor’s successors and assigns; provided that no Guarantor shall assign or transfer any of its interests or obligations hereunder without the prior written consent of the requisite Participants in accordance with Section 15.5 of the Participation Agreement (it being understood that the foregoing proviso shall not prohibit transactions permitted by Section 9(c) of this Guaranty).

Section 11.                             Severability.  Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.                             Submission to Jurisdiction; Service of Process.  Each Guarantor:  (a) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof; (b) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees, to the fullest extent of Applicable Law, that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address referred to in Section 13 below or at such other address of which the other parties hereto shall have been notified pursuant to Section 13; and (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall affect the right that any Beneficiary may otherwise have to sue in any other jurisdiction.

Section 13.                             Notices.  All notices, requests, demands or other communications (i) to any Guarantor or (ii) that are required or permitted to be made by any Guarantor pursuant to this Guaranty to Administrative Agent and/or any Participant shall be in writing and shall be deemed to have been duly given when addressed to the appropriate Person and delivered in the manner specified in Section 15.3 of the Participation Agreement.  The initial address for notices to each Guarantor is set forth on Schedule III to the Participation Agreement.

Section 14.                             Amendment.  This Guaranty may not be amended or modified or any of its provisions waived, except in accordance with the terms of Section 15.5 of the Participation Agreement.

Section 15.                             Governing Law; Waiver of Jury Trial.  THIS GUARANTY SHALL IN ALL RESPECTS, EXCEPT AS SET FORTH IN THE PROVISO, BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, EFFECT OF PERFECTION, PRIORITY AND ENFORCEMENT OF SECURITY INTERESTS AND LIENS IN THE LEASED PROPERTY AND PROJECT COLLATERAL, SUCH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE UNIFORM COMMERCIAL CODE OF SUCH STATE (INCLUDING THE CHOICE OF LAW RULES UNDER SUCH UNIFORM COMMERCIAL CODE). EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 16.                             No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), each Guarantor acknowledges and agrees that: (i) (A) the services regarding this Guaranty provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between the Guarantors, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) each Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii) (A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Guarantor or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to any Guarantor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Guarantors and their respective Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to any Guarantor or any of its Affiliates.  To the fullest extent permitted by law, each Guarantor hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 17.                             Releases; Termination of Guaranty.

(a)                               A Subsidiary Guarantor shall automatically be released from its obligations under this Guaranty upon the consummation of any transaction permitted by this Guaranty as a result of which such Subsidiary Guarantor ceases to be a Subsidiary, so long as, immediately after giving effect to the consummation of such transaction, no Default or Event of Default results therefrom; provided that, if so required by this Guaranty or the Participation Agreement, the Required Participants shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(b)                               Further, the Administrative Agent may (and is hereby irrevocably authorized by each Participant to), upon the request of the Parent Guarantor or Lessee, release any Subsidiary Guarantor from its obligations under this Guaranty if such Subsidiary Guarantor is no longer a Material Domestic Subsidiary, becomes an Excluded Subsidiary or is otherwise not required pursuant to this terms of this Guaranty to provide a Subsidiary Guaranty; provided that, unless such Subsidiary Guarantor is a Bank Credit Agreement Specified Loan Party, prior to or substantially concurrently with the release of such Subsidiary Guarantor pursuant to this Section 17(b), it ceases to be a loan party (whether as a guarantor and/or borrower) under the Bank Credit Agreement and related loan documents.

(c)                                Further, the Administrative Agent may (and is hereby irrevocably authorized by each Participant to), upon the request of the Parent Guarantor or Lessee, release any Guarantor from its obligations under this Guaranty if such release is approved, authorized or ratified by the requisite Participants pursuant to Section 15.5 of the Participation Agreement.

(d)                               At such time as the Liabilities (other than Liabilities expressly stated to survive such payment and termination) shall have been indefeasibly paid in full in cash, all obligations of each Guarantor under this Guaranty shall automatically terminate (other than with respect to Liabilities expressly stated to survive such payment and termination), all without delivery of any instrument or performance of any act by any Person (it being agreed that, upon indefeasible payment in full in cash of the Liabilities (other than (i) Liabilities expressly stated to survive such payment and termination and (ii) contingent Liabilities for costs, expenses, indemnities and similar obligations not then due and payable), Sections 8 and 9 of this Guaranty shall automatically terminate, notwithstanding the survival of this Guaranty with respect to Liabilities expressly stated to survive such payment and termination).

(e)                                Upon request by the Administrative Agent at any time, the Participants will confirm in writing the Administrative Agent’s authority to release any particular Guarantor pursuant hereto.  In connection with any termination or release pursuant to this Section 17, the Administrative Agent shall (and is hereby irrevocably authorized by each Participant to) execute and deliver to any Guarantor or Lessee, at such Guarantor’s or Lessee’s expense, all documents that such Guarantor or Lessee shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 17 shall be without recourse to or warranty by the Administrative Agent except with respect to any customary further assurances that are expressly agreed to in writing by the Administrative Agent.

Section 18.                             Contribution with Respect to Liabilities.

(a)                               To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Liabilities satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of this Guaranty, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                               As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)                                This Section 18 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 18 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)                               The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)                                The rights of the indemnifying Guarantors against other Guarantors under this Section 18 shall be exercisable upon the full and indefeasible payment of the Liabilities in cash and the termination of this Guaranty pursuant to Section 17.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

REGENERON PHARMACEUTICALS, INC.,
as Parent Guarantor

By:	/s/ Dominick Agron
Name: Dominick Agron
Title: Treasurer

[Signature Page to Guaranty]

REGENERON HEALTHCARE SOLUTIONS, INC.,
as a Subsidiary Guarantor

By:	/s/ Robert J. Terifay
Name: Robert J. Terifay
Title: General Manager

[Signature Page to Guaranty]

REGENERON GENETICS CENTER LLC,
as a Subsidiary Guarantor

By:	/s/ Christopher Fenimore
Name: Christopher Fenimore
Title: Manager

[Signature Page to Guaranty]

Acknowledged and Agreed
as of the date first written above:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Aamir Saleem
Name: Aamir Saleem
Title: Vice President

[Signature Page to Guaranty]

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty, dated as of March 3 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by (i) REGENERON PHARMACEUTICALS, INC., a New York corporation (the “Parent Guarantor”) and (ii) each Subsidiary of the Parent Guarantor party thereto from time to time as a Subsidiary Guarantor, and together with the New Subsidiary Guarantor (as defined below) (the “Subsidiary Guarantors”) in favor of (a) each Participant, and (b) the Administrative Agent, for the benefit of itself and the other Beneficiaries.  Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty.  By its execution below, the undersigned [NAME OF NEW SUBSIDIARY GUARANTOR], a [corporation] [partnership] [limited liability company] (the “New Subsidiary Guarantor”), agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto.  By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 7 of the Guaranty that are applicable to a Subsidiary Guarantor or a Subsidiary of the Parent Guarantor are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date hereof except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

IN WITNESS WHEREOF, the New Subsidiary Guarantor has caused this Annex I counterpart to the Guaranty to be duly executed and delivered as of this            day of                        , 20       .

[NAME OF NEW SUBSIDIARY GUARANTOR]

By:
Name:
Title:

SCHEDULES TO GUARANTY:

SCHEDULE 7(A)                                              —                                   SUBSIDIARIES

SCHEDULE 9(A)                                              —                                   EXISTING INDEBTEDNESS

SCHEDULE 9(B)                                              —                                   EXISTING LIENS

SCHEDULE 7(A) TO GUARANTY

SUBSIDIARIES

Owner	Subsidiary	Material Subsidiary	Jurisdiction of Organization	Ownership
Regeneron Pharmaceuticals, Inc.	Regeneron Genetics Center LLC	No.	Delaware	100%
	Regeneron Healthcare Solutions, Inc.	No.	New York	100%
	Regeneron International Holdings LLC	No.	Delaware	100%
	Old Saw Mill Holdings LLC	No.	New York	100%
	Loop Road Holdings LLC	No.	New York	100%
	Regeneron Assurance, Inc.	No.	New York	100%
	Rockwood Road Holdings LLC	No.	New York	100%
Regeneron International Holdings LLC	OSMR Holdings	No.	Bermuda	100%
	OSMR International	No.	Bermuda	100%
	Regeneron International Unlimited Company	No.	Ireland	99.98	%(1)
Regeneron International Unlimited Company	Regeneron Ireland Holdings Unlimited Company	No.	Ireland	99.99	%(2)
Regeneron Ireland Holdings Unlimited Company	Regeneron Ireland Unlimited Company	No.	Ireland	99.99	%(3)
Regeneron Ireland Unlimited Company	Regeneron Capital International B.V.	No.	Netherlands	100%
	Regeneron UK Limited	No.	United Kingdom	100%
	Regeneron Spain, S.L.U.	No.	Spain	100%
	Regeneron Belgium BVBA	No.	Belgium	100%

(1)                                 0.02% held by OSMR International.

(2)                                 0.01% held by OSMR Holdings.

(3)                                 0.01% held by OSMR Holdings.

SCHEDULE 9(A) TO GUARANTY

EXISTING INDEBTEDNESS

None.

SCHEDULE 9(B) TO GUARANTY

EXISTING LIENS

None.